--------------------------------------------------------------------------------
                           SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                  Donnelley Enterprise Solutions Incorporated
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED
                            161 NORTH CLARK STREET
                            CHICAGO, ILLINOIS 60601

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 6, 1998

To the Stockholders of
Donnelley Enterprise Solutions Incorporated:

  The Annual Meeting of Stockholders of Donnelley Enterprise Solutions Incorporated, a Delaware corporation, will be held at 10:00 a.m. on May 6, 1998 at 161 North Clark Street, Suite 2850, Chicago, Illinois 60601, for the following purposes:

  1. To elect two (2) persons to the Board of Directors;

  2. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for 1998; and

  3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  A proxy statement and proxy card with respect to the meeting are enclosed. The Annual Report to Stockholders and the Annual Report on Form 10-K of the Company for the year ended December 31, 1997 are also enclosed.

  THE BOARD OF DIRECTORS HAS FIXED THE CLOSE OF BUSINESS ON MARCH 16, 1998 AS THE RECORD DATE FOR THE DETERMINATION OF STOCKHOLDERS ENTITLED TO NOTICE OF, AND TO VOTE AT, THE ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF.

  WE ENCOURAGE YOU TO ATTEND THE ANNUAL MEETING AND VOTE YOUR SHARES IN PERSON. HOWEVER, IF YOU ARE UNABLE TO ATTEND THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY USING THE ENVELOPE PROVIDED SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS ACTUALLY VOTED BY NOTICE IN WRITING TO THE UNDERSIGNED. YOUR ATTENTION IS DIRECTED TO THE ATTACHED PROXY STATEMENT AND ACCOMPANYING PROXY.

                                          By Order of the Board of Directors,

                                          LOGO
                                          RHONDA I. KOCHLEFL
                                          Chairman, President and Chief
                                          Executive Officer

Chicago, Illinois
April 9, 1998

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED
                            161 NORTH CLARK STREET
                            CHICAGO, ILLINOIS 60601

                                PROXY STATEMENT

                                 April 9, 1998

  This proxy statement and accompanying proxy are first being furnished to the stockholders of Donnelley Enterprise Solutions Incorporated, a Delaware corporation (the "Company"), beginning on or about April 9, 1998, in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies for use at the Company's 1998 Annual Meeting of Stockholders to be held at 161 North Clark Street, Suite 2850, Chicago, Illinois 60601, at 10:00 a.m. CST, on May 6, 1998, and at any adjournments thereof (the "Meeting"), for the purposes set forth in the attached Notice of Annual Meeting of Stockholders and in this proxy statement.

  An Annual Report to Stockholders, containing condensed financial statements for the fiscal year ended December 31, 1997, is being mailed together with the Company's Annual Report on Form 10-K and this proxy statement to all stockholders entitled to vote at the meeting. The Annual Report to Stockholders contains condensed financial statements for the three years ended December 31, 1997, and certain other information concerning the Company. The Annual Report to Stockholders and condensed financial statements and the Annual Report on Form 10-K are neither part of this proxy statement nor incorporated by reference herein.

  The Company's common stock, par value $.01 per share ("Common Stock"), is the only issued and outstanding class of stock. Only stockholders of record as of the close of business on March 16, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting and any adjournments thereof. As of the Record Date, 5,005,000 shares of Common Stock were issued and outstanding. Each share outstanding as of the Record Date entitles its holder to one vote per share for each proposal submitted for stockholder consideration. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a Stockholder's right to attend the meeting and vote in person.

  A proxy, in the enclosed form, which is properly executed, duly returned to the Company or its authorized representatives or agents and not revoked will be voted in accordance with the stockholder's instructions contained in the proxy. If no instructions are indicated on the proxy, the shares represented thereby will be voted (i) FOR the election of the two directors nominated by the Board, (ii) FOR the ratification of Arthur Andersen LLP as independent auditors of the Company for 1998 and (iii) on such other matters that may properly come before the Meeting, in accordance with the best judgment of the persons named in the proxy. Any stockholder submitting a proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Chairman of the Company. Any stockholder attending the Meeting may vote in person whether or not the stockholder has previously filed a proxy. Presence at the Meeting by a stockholder who has signed a proxy does not in itself revoke the proxy.

  The Board knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the best judgment of the persons named as proxies therein.

  A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of such stock. The shares subject to any such proxy which are not being voted with respect to a particular matter ("non-voted shares") will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Abstentions will likewise be considered present and entitled to vote for purposes of determining the presence of a quorum.

  The presence, either in person or by proxy, of the holders of a majority of the shares entitled to vote will constitute a quorum at the Meeting. The directors will be elected by the affirmative vote of a plurality of the votes cast in the election of directors, provided a quorum is present. Stockholders are not allowed to cumulate their votes in the election of directors. Abstentions and non-voted shares are not treated as votes cast and therefore will not affect the outcome of the election of directors. If a quorum is present at the meeting, the ratification of Arthur Andersen LLP as independent auditors of the Company for 1998 requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote on such matter. Non-voted shares with respect to such matter will not affect the determination of whether such matter is approved.

  Votes cast by proxy or in person at the Meeting will be tabulated by the election inspectors appointed for the Meeting and such election inspectors will determine whether or not a quorum is present.

                          OWNERSHIP OF CAPITAL STOCK

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information regarding the beneficial ownership of the outstanding Common Stock by all persons known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock as of the dates set forth below. The information set forth below is based on a review of statements filed with the Securities and Exchange Commission (the "Commission") pursuant to Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                                                       PERCENT
NAME AND ADDRESS                                              NUMBER   OF CLASS
----------------                                             --------- --------
R.R. Donnelley & Sons Company............................... 2,140,000  42.76%
 77 West Wacker Drive
 Chicago, Illinois 60601
The Kaufmann Fund, Inc......................................   719,500  14.39%
 140 E. 45th Street, 43rd Floor
 New York, New York 10017
Trimark Financial Corporation...............................   426,700    8.5%
Trimark Investment Management, Inc.
 One First Canadian Place, Suite 5600
 P.O. Box 487
 Toronto, Canada M5X 1E5
T. Rowe Price Associates, Inc...............................   350,000    6.9%
T. Rowe Price New Horizons Fund, Inc.
 100 E. Pratt Street
 Baltimore, Maryland 21202
Kennedy Capital Management, Inc.............................   313,900    6.3%
 10829 Olive Blvd.
 St. Louis, Missouri 63141

OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 1, 1998 by each director, each of the executive officers named in the table under "Compensation and

Other Information Concerning Directors and Executive Officers--Executive Compensation--Summary Compensation Table" and all directors and executive officers of the Company as a group.

                                                         AMOUNT AND
                                                         NATURE OF
                                                         BENEFICIAL  PERCENTAGE
BENEFICIAL OWNER                                        OWNERSHIP(2)  OF CLASS
----------------                                        ------------ ----------
Rhonda I. Kochlefl(1)..................................    24,975        *
Leo S. Spiegel.........................................    12,500        *
Robert A. Lento........................................     7,682        *
Linda A. Finkel........................................    11,500        *
David J. Shea..........................................     5,750(3)     *
Gregory A. Stoklosa....................................        --        *
W. Ed Tyler............................................     1,667        *
Charles F. Moran.......................................     1,667        *
Directors and executive officers as a group (10
 persons)..............................................    60,091(1)    1.2%

--------
  *Less than one percent.
(1) Includes 5,000 shares of restricted stock granted to Ms. Kochlefl on November 5, 1996, one quarter of which vested on November 5, 1997.
(2) Unless otherwise indicated, the named person possesses sole voting power and investment power with respect to the shares. The shares shown include shares issuable pursuant to options held by the respective person that may be exercised within 60 days as follows: Ms. Kochlefl--15,000; Mr. Spiegel--10,000 (such options will terminate on April 15, 1998); Mr. Lento--6,250; Ms. Finkel--7,500; Mr. Shea--3,750; Mr. Tyler--1,667; and
    Mr. Moran--1,667.
(3) Mr. Shea shares voting and dispositive power with respect to 2,000 shares of Common Stock.

                           1. ELECTION OF DIRECTORS

  The Board consists of five members and is divided into three classes serving staggered terms as follows: Class I, comprised of one person and serving for a term expiring at the 2000 Annual Meeting of Stockholders; Class II, comprised of two persons and serving for a term expiring at the 1998 Annual Meeting of Stockholders; and Class III, comprised of two persons and serving for a term expiring at the 1999 Annual Meeting of Stockholders. Following the expiration of the initial term, directors will serve for three year terms. Two directors are to be elected to Class II at the Meeting. Each of the nominees is currently serving as a director of the Company. The nominees for Class II, if elected, will continue in office until the 2001 Annual Meeting of Stockholders.

  Shares represented by all proxies received by the Board and not so marked as to withhold authority to vote for any individual director or for all directors will be voted "FOR" the election of Leo S. Spiegel and Gregory A. Stoklosa to Class II. The Board knows of no reason why either of the nominees should be unable or unwilling to serve, but if such should be the case, proxies will be voted in accordance with the best judgment of the persons named as proxies for such person or persons as may be designated by the Board or the number of directors constituting the full Board may be reduced.

  The affirmative vote of a plurality of votes cast in the election of directors is required to elect each of Leo S. Spiegel and Gregory A. Stoklosa as a director in Class II.

  THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS OF THE COMPANY.

INFORMATION WITH RESPECT TO NOMINEES AND CONTINUING DIRECTORS

  The following sets forth certain information about each of the Board's nominees for election at the Meeting and each director whose term will continue after the Meeting.

                                     TERM EXPIRES
NAME                             AGE   (CLASS)               POSITION
----                             --- ------------ ------------------------------
Rhonda I. Kochlefl.............. 39   1999 (III)  Chairman, President and Chief
                                                  Executive Officer and Director
Charles F. Moran................ 68   2000 (I)    Director
Leo S. Spiegel.................. 36   2001 (II)   Director
Gregory A. Stoklosa............. 42   2001 (II)   Director
W. Ed Tyler..................... 45   1999 (III)  Director

CLASS II--NOMINEES TO SERVE THREE YEARS UNTIL 2001 ANNUAL MEETING

  GREGORY A. STOKLOSA has been Vice President and Treasurer of R.R. Donnelley & Sons Company ("R.R. Donnelley") since January 1996. Mr. Stoklosa joined R.R. Donnelley in 1993 as Director, Financial Services and in 1994 was promoted to Assistant Treasurer, Global Corporate Finance. Prior to joining R.R. Donnelley, Mr. Stoklosa was Assistant Treasurer for Kraft General Foods, Inc. Mr. Stoklosa has been a director of the Company since January 1998, replacing Daniel I. Malina who resigned from the Board of Directors at that time.

  LEO S. SPIEGEL has been the President and Chief Executive Officer of Sandpiper Networks, Inc., an internet content distribution company, and a principal in The Joleo Group since January 1998. He served as Senior Vice President and Chief Technology Officer of the Company from February 1996 to January 1998. He served as director and the co-founder, Chief Technology Officer and Executive Vice President of LANSystems, Inc. from May 1991 until its acquisition by R.R. Donnelley in June 1995. From June 1989 until May 1991, he was director and the co-founder and Executive Vice President of Sales and Marketing of LANSystems, Inc. Prior to June 1989 he was the founder, Chairman and President of Integrated Analysis, Inc., which merged with LANSystems, Inc. in 1989. Mr. Spiegel has been a director of the Company since February 1996.

CLASS III--SERVING UNTIL 1999 ANNUAL MEETING

  RHONDA I. KOCHLEFL has been the Chairman, President and Chief Executive Officer of the Company since February 1996. From January 1995 to February 1996, she was the President of Donnelley Business Services, and from June 1995 to February 1996, she was the Chairman of LANSystems, Inc. From 1993 to January 1995, she was Vice President, Division Director of Donnelley Business Services. From 1988 to 1991, she was General Manager for the eastern region of Donnelley Business Services, for which she was responsible for all sales and operations. Ms. Kochlefl has been a director of the Company since February 1996.

  W. ED TYLER has been Executive Vice President and Chief Technology Officer of R.R. Donnelley since November 1997. From January 1996 to November 1997, he was the Executive Vice President and Sector President, Information Management Sector of R.R. Donnelley. Mr. Tyler joined R.R. Donnelley in 1974 and has held a number of positions, including President, Documentation Services and President, Networked Services Sector. Mr. Tyler has been a director of the Company since February 1996.

CLASS I--SERVING UNTIL 2000 ANNUAL MEETING

  CHARLES F. MORAN was the Senior Vice President of Administration of Sears, Roebuck & Co. and a member of the Sears Management Committee from 1989 to December 1993 when he retired. Mr. Moran has served as an outside director of Thermadyne Holdings Corporation since 1994, SPS Transactions Services, Inc. since 1985, Hurley State Bank since 1996 and Advantica Restaurant Group, Inc. since January 1998. He has also been a director of Homan-Arthington Foundation and West Side Affordable Housing, Inc. since 1995 and 1991, respectively. Mr. Moran has been a director of the Company since March 1997.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board has two standing committees: the Audit Committee and the Compensation Committee, each of which was formed in 1997. The Board held nine meetings during 1997.

  The Audit Committee is responsible for reviewing the Company's annual and quarterly financial statements with management and the Company's independent auditors and consulting with management and the auditors regarding the adequacy of financial and accounting procedures and controls. The Audit Committee recommends to the Board the retention of the Company's independent auditors and, when circumstances warrant, selection of new auditors, consults with the auditors regarding the audit, annually evaluates the auditors' performance and reviews fees paid to the independent auditors for audit and non-audit functions and evaluates the impact of non-audit services on the auditors' independence. Currently, the members of the Audit Committee are Mr. Tyler (Chairman) and Mr. Moran. The Audit Committee held one meeting during 1997.

  The Compensation Committee is responsible for reviewing and making recommendations to the Board on all compensation, including all option grants for executive officers. The Compensation Committee is also responsible for reviewing the structure of the Company's bonus plans. The Compensation Committee also administers the Company's Amended and Restated 1996 Stock Incentive Plan ("1996 Plan"), 1997 Employee Stock Purchase Plan and 1997 Non-Employee Director Stock Plan ("1997 Plan"). The Compensation Committee is responsible for reviewing the Board's performance, recommending changes in Board compensation and other administrative matters relating to the Board. In addition, the Compensation Committee recommends nominees for election to the Board. Currently, the members of the Compensation Committee are Mr. Moran (Chairman) and Mr. Tyler. The Compensation Committee held four meetings during 1997.

                           2. SELECTION OF AUDITORS

  The Board of Directors recommends to the stockholders the ratification of the selection of Arthur Andersen LLP, independent auditors, to audit the accounts of the Company for 1998. In the event the stockholders fail to ratify the appointment, the Board of Directors will consider whether or not to retain such firm. Even if the selection is ratified, the Board of Directors, in its discretion, may select a new independent accounting firm at any time during the year, if the Board of Directors feels that such a change would be in the best interest of the Company and its stockholders.

  Arthur Andersen LLP served as the Company's independent auditors for fiscal 1997. Representatives of that firm are expected to appear at the Annual Meeting, will have an opportunity to make a statement, if they wish to do so, and will be available to answer appropriate questions from stockholders at that time.

  THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file an initial report of beneficial ownership and certain reports of changes in beneficial ownership of the Common Stock with the Commission. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by the Company with respect to 1997, the Company believes that all Reporting Persons complied with all
Section 16(a) filing requirements in 1997.

                      COMPENSATION AND OTHER INFORMATION
                  CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

  The following table sets forth compensation information for the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company serving as such on December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                                                  LONG TERM COMPENSATION
                                    ANNUAL COMPENSATION                   AWARDS
                                ------------------------------- --------------------------
                                                                   NUMBER
                                                                OF SECURITIES
                                                                 UNDERLYING    ALL OTHER
                                                   OTHER ANNUAL    OPTIONS    COMPENSATION
NAME AND PRINCIPAL       FISCAL SALARY   BONUS     COMPENSATION  GRANTED (3)      (4)
POSITION                  YEAR     $       $            $             #            $
------------------       ------ ------- -------    ------------ ------------- ------------
Rhonda I. Kochlefl......  1997  300,000      --          --            --            --
 Chairman, President and
  Chief                   1996  224,637      --       9,644        60,000            --
 Executive Officer        1995  186,625  45,724       5,925         5,000            --
Leo S. Spiegel..........  1997  249,996      --          --            --            --
 Former Senior Vice
  President               1996  229,166      --       3,946        40,000       813,525
 and Chief Technology
  Officer(1)              1995  204,470 122,445(2)       --         4,000       356,412
Robert A. Lento.........  1997  201,250      --          --        25,000            --
 President, LANSystems    1996       --      --          --            --            --
                          1995       --      --          --            --            --
Linda A. Finkel.........  1997  184,992 104,292          --            --            --
 President, Donnelley
  Business                1996  160,181  29,934       4,972        30,000            --
 Services                 1995  123,574  26,972       4,787         3,000            --
David J. Shea...........  1997  179,167  37,000          --        15,000            --
 President, Systems
  Management              1996  140,692  28,477       5,211        15,000            --
 Group                    1995  126,492  22,136       4,024         3,000            --

--------
(1) Mr. Spiegel ceased being Senior Vice President and Chief Technology Officer effective January 15, 1998.
(2) Includes $40,670 paid in March 1996 to Mr. Spiegel under the provisions of the LANSystems, Inc. earnout that related to achievement in 1995 of specified financial targets.
(3) The stock options reflected in the table for the year 1995 represent options to purchase shares of common stock, par value $1.25 per share, of R.R. Donnelley.
(4) Amounts shown for 1995 represent payments made to Mr. Spiegel (i) at the closing of the acquisition of LANSystems, Inc. in June 1995 in respect of their LANSystems, Inc. common stock options and (ii) in March 1996 under provisions of the LANSystems, Inc. earnout that relate to such options and the achievement in 1995 of specified financial targets. Amounts shown for 1996 represent payments made to Mr. Spiegel prior to the Company's initial public offering of Common Stock on November 5, 1996 (the "IPO") in final payment of the LANSystems, Inc. earnout obligations.

OPTION GRANTS IN 1997

  The following table shows information for individuals named in the Summary Compensation Table regarding grants of stock options to them during the year ended December 31, 1997.

                                                  INDIVIDUAL GRANTS
                         --------------------------------------------------------------------
                                              PERCENT OF TOTAL
                         NUMBER OF SECURITIES OPTIONS GRANTED                                  GRANT DATE
                          UNDERLYING OPTIONS  TO EMPLOYEES IN  EXERCISE PRICE                 PRESENT VALUE
NAME                      GRANTED (#)(1)(2)         1997           ($/SH)     EXPIRATION DATE    ($)(3)
----                     -------------------- ---------------- -------------- --------------- -------------
Rhonda I. Kochlefl......            --               --               --                --            --
Leo S. Spiegel..........            --               --               --                --            --
Robert A. Lento.........        25,000(4)            25%           10.50         3/10/2007      $178,490
Linda A. Finkel.........            --               --               --                --            --
David J. Shea...........        15,000               15%           10.50         3/10/2007      $107,094

--------
(1) Options become exercisable (at fair market value on the date of grant) over a four year period, with one-quarter of the options becoming exercisable on each of the first four anniversaries of the date of grant, unless the vesting schedule is accelerated to become fully exercisable upon death, retirement, disability or a change in control as defined in the Company's 1996 Plan.
(2) Does not include options granted in February 1998 with an exercise price of $9.875 per share as follows: Ms. Kochlefl--49,000; Ms. Finkel--27,000; Mr. Lento--10,000; and Mr. Shea--16,000.
(3) The Black-Scholes option pricing method has been used to calculate present value as of date of grant. The present value as of the date of grant, calculated using the Black-Scholes method, is based on assumptions about future interest rates, stock price volatility and dividend yield. The Black-Scholes model is a complicated mathematical formula widely used to value exchange traded options. However, stock options granted by the Company to its officers differ from exchange traded options in three key respects: options granted by the Company to its officers are long-term, non-transferable and subject to vesting restrictions while exchange traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes model relies on several key assumptions to estimate the present value of options, including the volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant and the term of the option. In calculating the grant date present values set forth in the table, a factor of 78.4% has been assigned to the volatility of the Common Stock; based on the average volatility of the Company's comparable stocks, the yield on Common Stock has been set at 0%; based upon the fact that the Company does not anticipate paying cash dividends in the foreseeable future, the risk-free rate of return has been fixed at 6.4%, the rate for a five year U.S. Treasury Note on the date of grant as reported in the Federal Reserve Statistical Release, and the exercise of the options has been assumed to occur at the end of the expected option life of seven years. There is no assurance that these assumptions will prove to be true in the future. Consequently, the grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, that may be realized by each individual will depend on the market price of Common Stock on the date of exercise.
(4) Replaces a cancelled option to purchase 25,000 shares of Common Stock at an exercise price of $25.00. The cancelled option had an expiration date of January 13, 2007 and a grant date present value of $414,750.

AGGREGATED OPTION EXERCISES AND YEAR-END VALUES

  The following table sets forth certain information for the individuals named in the Summary Compensation Table on stock option exercises and the number and value of such individuals' unexercised options at December 31, 1997. None of the named individuals exercised options to purchase Common Stock in 1997.

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED         IN-THE-MONEY
                              OPTIONS AT 12/31/97 (#)   OPTIONS AT 12/31/97 ($)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Rhonda I. Kochlefl..........   15,000       45,000         $ 0          $ 0
Leo S. Spiegel(1)...........   10,000       30,000           0            0
Robert A. Lento.............       --       25,000          --            0
Linda A. Finkel.............    7,500       22,500           0            0
David J. Shea...............    3,750       26,210           0            0

--------
(1) Pursuant to the 1996 Plan, Mr. Spiegel's stock options will terminate on April 15, 1998.

COMPENSATION OF DIRECTORS

  Each director receives $1,000 and reimbursement for expenses incurred for each meeting of the Board or any of its committees that such director attends. In addition, directors who serve as a committee chairperson receive an annual fee of $2,000.

  Pursuant to the 1997 Plan, directors who are not employees of the Company ("non-employee directors") receive an annual grant of options to purchase 5,000 shares of Common Stock at a price equal to the fair market value of a share of Common Stock on the date of grant. All such option grants become exercisable over a three year period, with one-third of the options becoming exercisable on the first, second and third January 1 occurring after their day of grant.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  Ms. Kochlefl entered into a four-year employment agreement with the Company commencing on November 5, 1996, the date of the closing of the IPO. Pursuant to the agreement, Ms. Kochlefl earned a base salary of $300,000 with a bonus opportunity for 1997 to earn up to 100% of base salary if certain pre-established net income criteria are met by the Company. Bonus opportunities for 1998, and later years, will be reviewed and approved by the Board or a committee of the Board.

  Ms. Kochlefl's employment agreement provides for a severance payment of up to 27 months' base salary, depending on the date of severance, where termination is by the Company for any reason other than for cause or by the executive upon breach by the Company of the agreement or for good reason. In addition, 100% of all options and restricted stock awards held by the executive will vest on such termination. A severance payment will not be payable and options and restricted stock awards will not vest where termination is by the Company for cause, by the executive for any reason other than upon breach by the Company of the agreement or for good reason, or by reason of the executive's retirement or death. Any severance payment would be made in a single payment at termination. Ms. Kochlefl's agreement also contains customary provisions providing for the non-disclosure of confidential information and an agreement not to compete with the Company for a period of 24 months after the termination of the agreement.

  Ms. Finkel, Mr. Lento and Mr. Shea each entered into a four-year employment agreement with the Company commencing on November 5, 1996, January 9, 1997 and March 1, 1997, respectively. Pursuant to the agreements, Ms. Finkel, Mr. Lento and Mr. Shea earned a base salary of $185,000, $210,000 and $175,000, respectively, with a bonus opportunity for 1997 to earn up to 80% of base salary if certain pre-established net income criteria are met by the Company. Bonus opportunities for 1998, and later years, will be reviewed and approved by the Board or a committee of the Board.

  Each of Ms. Finkel's, Mr. Lento's and Mr. Shea's employment agreement provides for a severance payment of 24 months' base salary, depending on the date of severance, where termination is by the Company for any reason other than for cause or by the executive upon breach by the Company of the agreement or for good reason. In addition, 100% of all options and restricted stock awards held by the executive will vest on such termination. A severance payment will not be payable and options and restricted stock awards will not vest where termination is by the Company for cause, by the executive for any reason other than upon breach by the Company of the agreement or for good reason, or by reason of the executive's retirement or death. Severance payments would be made monthly. Each agreement also contains customary provisions providing for the non-disclosure of confidential information and an agreement not to compete with the Company for a period of 24 months after the termination of the agreement.

  Mr. Spiegel entered into a four-year employment agreement with the Company commencing on November 5, 1996. Pursuant to the agreement, Mr. Spiegel earned a base salary of $250,000 with a bonus opportunity for 1997 to earn up to 80% of base salary if certain pre-established net income criteria are met by the Company. Mr. Spiegel's employment agreement terminated effective January 15, 1998. Pursuant to the terms of the agreement, Mr. Spiegel remains subject to customary provisions providing for the non-disclosure of confidential information and an agreement not to compete with the Company for a period of 24 months after the termination of the agreement.

10-YEAR OPTION REPRICING

  The table below provides certain information relating to grants of stock options made by the Company to executive officers in exchange for previously granted options since the Company commenced trading on The Nasdaq Stock Market November 5, 1996.

                                   NUMBER OF     MARKET PRICE  EXERCISE
                                   SECURITIES      OF STOCK     PRICE      NEW    LENGTH OF ORIGINAL
                                   UNDERLYING     AT TIME OF  AT TIME OF EXERCISE TERM REMAINING AT
NAME                  DATE      OPTIONS REPRICED  REPRICING   REPRICING   PRICE   DATE OF REPRICING
----             -------------- ---------------- ------------ ---------- -------- ------------------
Robert A. Lento  March 10, 1997      25,000         $10.50      $25.00    $10.50  9 years, 10 months

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  Prior to the formation of the Compensation Committee on March 10, 1997, each of Rhonda I. Kochlefl, Chairman, President and Chief Executive Officer, and Leo S. Spiegel, Former Senior Vice President and Chief Technology Officer, were members of the Company's Board and participated in deliberations concerning executive officer compensation.

REPORT ON EXECUTIVE COMPENSATION

 1997 Compensation of Executive Officers

  Each of Ms. Kochlefl, Mr. Spiegel, Ms. Finkel, Mr. Lento and Mr. Shea was compensated pursuant to a four-year employment agreement with the Company providing for a minimum annual base salary and a bonus opportunity for 1997 if certain pre-established 1997 net income criteria were met by the Company. Each of Ms. Kochlefl's, Mr. Spiegel's and Ms. Finkel's agreements were approved by the entire Board in October 1996. Mr. Lento's and Mr. Shea's agreements were ratified by the entire Board on May 7, 1997.

  W. Ed Tyler was appointed as a member of the Compensation Committee of the Board on February 4, 1998. Accordingly, he did not participate in compensation decisions made by the Compensation Committee prior to that date.

 Compensation Policy Regarding Executive Officers

  The Compensation Committee, whose current members are Mr. Moran and Mr. Tyler, is responsible for making decisions regarding the annual salary, short-term cash and long-term stock incentive compensation, and other compensation of executive officers, including the named executive officers. It is expected that the Compensation Committee will make recommendations regarding (i) the establishment of the target percentage of each executive officer's total compensation package that is comprised of salary, short-term cash and long-term stock incentive compensation, and other compensation, (ii) the base salary of each executive officer, and (iii) the establishment of performance criteria under annual and long-term awards that tie such awards to Company performance. The Compensation Committee will also determine the size and terms of any stock option or other stock-based awards made under the 1996 Plan and the 1997 Plan.

  Tax laws limit the deduction a publicly-held corporation is allowed for compensation paid to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. The Company will consider ways to maximize the deductibility of executive compensation but has reserved the right to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. As a result, some portion of executive compensation paid to an executive officer whose compensation is subject to the deduction limit of Section 162(m) may not be deductible by the Company in future years.

 Compensation of Chairman

  Ms. Kochlefl's 1997 compensation was determined in accordance with her employment agreement with the Company, which became effective on November 5, 1996, the closing date of the IPO. The terms of Ms. Kochlefl's employment agreement were determined by the Human Resources Committee of R.R. Donnelley and were approved by the Board in October 1996. Under the employment agreement, Ms. Kochlefl was paid an annualized base salary of $300,000 with a bonus opportunity for 1997 to earn up to 100% of base salary if certain pre-established 1997 net income criteria were met by the Company. In 1997, such minimum net income criteria were not met and, therefore, Ms. Kochlefl did not receive a bonus.

 Replacement Grants

  On March 10, 1997, the Board of Directors approved the replacement of options to purchase 25,000 shares of Common Stock held by Robert A. Lento. The Board originally granted 25,000 options with an exercise price of $25.00 per share to Mr. Lento on January 13, 1997 in accordance with his employment agreement. On March 10, 1997 these options were cancelled and Mr. Lento was granted 25,000 options with an exercise price of $10.50 per share. Soon after the Board granted the original options to Mr. Lento, the Company's stock dropped in price due to events that occurred prior to Mr. Lento joining the Company. The Board made the replacement grant in order to more accurately reflect the fair market value of the Common Stock of the Company at the time that Mr. Lento became President of LANSystems in order to give Mr. Lento the proper incentives to improve the performance of that division. On February 11, 1998, the Compensation Committee approved a program through which the Company would offer to cancel existing stock options held by non-executive employees and reissue one option for every two options cancelled. The newly issued options will have an exercise price of $9.875 per share. The Compensation Committee determined that this program was necessary to enhance employee retention and restore employee incentives.

  This report has been prepared by the following members of the Compensation
Committee:

                                          Charles F. Moran
                                          W. Ed Tyler

                            STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return of the Company's Common Stock from October 31, 1996 (the date that trading in the Common Stock commenced on the Nasdaq Stock Market's National Market) to December 31, 1997 with: (a) the Nasdaq National Market Index; (b) a Peer Group Index.

                            STOCK PERFORMANCE GRAPH

                                     LOGO

                             10/31/96 12/31/96 3/31/97 6/30/97 9/30/97 12/31/97
                             -------- -------- ------- ------- ------- --------
Donnelley Enterprise
 Solutions Incorporated.....  100.00    98.00   42.00   41.50   37.50    32.00
Nasdaq National Market......  100.00   105.70  100.00  118.00  138.00   128.50
Peer Group..................  100.00    97.70   79.40  104.30   95.40    79.30

  The Peer Group Index consists of Accustaff Inc., Alternative Resources Corp., American Management Systems, Cambridge Technology Partners, First Data Corporation, International Network Services, Lason Inc., and Renaissance Solutions, Inc. The cumulative total returns of each company have been weighted according to each company's stock market capitalization as of December 31, 1997.

                             CERTAIN TRANSACTIONS

  Prior to the IPO, the Company was a wholly-owned subsidiary of R.R. Donnelley. While a wholly-owned subsidiary, the Company funded its operations and capital expenditures through advances from R.R. Donnelley and by selling certain accounts receivable to a subsidiary of R.R. Donnelley. Approximately $20.3 million of the net proceeds of the IPO to the Company were used in final payment of amounts owed by the Company to R.R. Donnelley. As of December 31, 1997, the Company had approximately $510,000 in outstanding indebtedness to R.R. Donnelley, which includes both the fees related to the Transition Services Agreement described below, as well as amounts funded by R.R. Donnelley on behalf of the Company as specified in the Transition Services Agreement, and R.R. Donnelley owned 42.8% of the Common Stock outstanding. In addition, Messrs. Stoklosa and Tyler, who are directors of the Company, are employees of R.R. Donnelley. Mr. Stoklosa is the Vice President and Treasurer and Mr. Tyler is the Executive Vice President and Sector President, Information Management Sector.

  The Company sells integration services and products to R.R. Donnelley. These sales approximated $411,000 for the twelve-month period ended December 31, 1997.

  Prior to the IPO, the Company obtained certain services from R.R. Donnelley, participated in a number of employee benefit plans maintained by R.R. Donnelley and was included as part of R.R. Donnelley's federal income tax and certain other tax returns. In connection with the IPO, the Company entered into certain agreements with R.R. Donnelley relating to these matters, certain of which continued to be in force in 1997. None of these agreements resulted from "arm's length" negotiations.

  Pursuant to a Transition Services Agreement between the Company and R.R. Donnelley, R.R. Donnelley or its affiliates agreed to perform certain legal, tax, data processing, risk management, credit and collection, cash management and banking and accounts payable services for the Company. The Transition Services Agreement was in effect until December 31, 1997, except with respect to tax services, the provision of which ended on January 31, 1998, and cash management and banking services, the provision of which ended March 31, 1997. Total payments by the Company to R.R. Donnelley for services performed pursuant to the Transition Services Agreement were approximately $219,000 in fiscal 1997. The Transition Services Agreement was terminated completely at the Company's request on November 30, 1997.

  Prior to the IPO, the Company was included in the consolidated federal income tax return of R.R. Donnelley and filed on a combined basis with R.R. Donnelley in certain states. Thus, rather than paying income taxes directly in these jurisdictions, the Company made tax sharing payments to R.R. Donnelley pursuant to R.R. Donnelley's tax allocation policy. In general, R.R. Donnelley's tax allocation policy provided that the consolidated or combined tax liability was allocated among the entities in the consolidated or combined group based principally upon taxable income, credits, preferences and other amounts directly related to each entity. Upon completion of the IPO, the Company no longer was permitted to be included in such consolidated and combined tax returns. Instead, it began to file its own federal, state and local income tax returns and pay its own taxes on a separate company basis. Pursuant to a Tax Allocation and Indemnification Agreement between the Company and R.R. Donnelley, however, the Company remained obligated to pay to R.R. Donnelley any income taxes shown on such consolidated and combined tax returns, generally to the extent attributable to the Company, for calendar year 1995 and for the tax period (the "Interim Period") beginning on January 1, 1996 and ending on November 4, 1996 (to the extent that it has not previously paid such amounts to R.R. Donnelley). Under federal regulations, the Company will be subject to several liability for the consolidated federal income taxes for any tax year (including the Interim Period) in which it was a member of the R.R. Donnelley federal consolidated group (whether or not such taxes are attributable to the Company). R.R. Donnelley has agreed to indemnify the Company against such liability and any similar liability under state and local law. R.R. Donnelley has also agreed to indemnify the Company against any increase in the Company's taxes (whether or not related to taxes paid on a consolidated or combined basis) for periods ending on or prior to the date of completion of the IPO that results from an action of a taxing authority or a court (except to the extent such increase provides tax benefits to the Company for periods beginning after such date, in which case the sum of such tax benefits will be retained by R.R. Donnelley or paid by the Company to R.R. Donnelley). During fiscal 1997, the Company did not pay any amounts to R.R. Donnelley pursuant to the Tax Allocation and Indemnity Agreement.

  The Company entered into a letter agreement dated January 16, 1998 with The Joleo Group, a corporation owned by Leo S. Spiegel and his wife, pursuant to which Mr. Spiegel will provide consulting services to the Company with respect to a variety of matters including strategic planning and account management. Mr. Spiegel will charge the Company fees and expenses for such services that the Company believes are reasonable for such services.

                                 OTHER MATTERS

  The Board knows of no other business which will be presented for action at the Meeting other than those items identified in the Notice of Annual Meeting of Stockholders. If other matters properly come before the Meeting by the Board of Directors, it is intended that proxies will be voted at the Meeting in accordance with the best judgment of the person or persons exercising the authority conferred by such proxies.

                             STOCKHOLDER PROPOSALS

  The Company currently contemplates that the 1999 Annual Meeting of Stockholders will be held in May 1999. Stockholder proposals intended to be presented at that meeting must be received by the Company not later than December 1, 1998, at its principal executive office, Attention: Secretary, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that annual meeting.

  The Company's By-laws provide that stockholders seeking to bring business before a meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of the Company, by the Chairman, not less than 60 days nor more than 90 days prior to the scheduled meeting (or, if less than 70 days' notice of the meeting is given or make to stockholders, not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting was mailed, or (ii) the day on which public disclosure of the date of such meeting was made). The notice is required to contain certain information about the nominee or proposal and the stockholder making the nomination or proposal. A nomination or proposal that does not comply with the above procedure will be disregarded.

                           EXPENSES AND SOLICITATION

  The cost of solicitation of proxies on behalf of the Board will be borne by the Company. In addition to the solicitation of proxies by mail, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee, and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders may in person or by mail, telephone, or facsimile following the original solicitation.

                                          By Order of the Board of Directors

                                          LOGO
                                          Rhonda I. Kochlefl
                                          Chairman, President and Chief
                                           Executive Officer

Chicago, Illinois
April 9, 1998

PROXY BALLOT QUESTIONS:

1. Election of Directors
  Nominees: Leo S. Spiegel and Gregory A. Stoklosa
     [_] FOR all nominees listed above (except as marked to the contrary below)
                                         [_] WITHHOLD AUTHORITY to vote for
                                           all nominees listed above
  -----------------------------------------------------------------------------

2. Ratification of Arthur Andersen LLP as independent auditors of the Company for 1998
                          [_] FOR [_] AGAINST [_] ABSTAIN


                         (To be signed on reverse side)
  When properly executed, this proxy will be voted as directed. If no direction is given, this proxy will be voted FOR Proposals 1 and 2 and in the discretion of the proxies nominated hereby on any other business as may properly come before the meeting.

                                           Dated: ______________________ , 1998

                                           ------------------------------------
                                                        Signature

                                           ------------------------------------
                                                Signature, if held jointly

                                           Please sign exactly as your name
                                           appears above. For joint accounts,
                                           each owner should sign. When
                                           signing as executor, administrator,
                                           attorney, trustee or guardian,
                                           etc., please give your full title.